Exhibit 10.3

May 9, 2013

Michael A. Jacobsen

18515 28th Ave S.E.

Bothell, WA 98012

Re:	Retention and Severance Benefits

Dear Mike:

As we have recently discussed, the Compensation Committee (the “Committee”) of the Board of Directors of Sarepta Therapeutics, Inc. (the “Company”) approved a retention and severance benefits package for you. This letter summarizes the benefits approved by the Committee and sets forth the terms and conditions for you to receive the approved benefits.

Provided that you do not resign, for any reason whatsoever, from your employment with the Company on or before May 31, 2013, then the Company will terminate your employment effective May 31, 2013 (the “Termination Date”) and provide you with the following:

(i)	On August 23, 2012, you were awarded 7,500 restricted stock units (the “RSUs”) under the AVI BioPharma, Inc. 2011 Equity Incentive Plan (the “Plan”). All of the RSUs granted to you on August 23, 2012 under the Plan that remain unvested on the Termination Date shall immediately vest on the Termination Date;

(ii)	On April 24, 2012, you were awarded an option to purchase 3,702 shares of Company common stock (after giving effect to the Company’s reverse stock split) (the “Option”) under the Plan. All unvested shares of Company common stock granted to you as an Option on April 24, 2012 under the Plan that remain unvested on the Termination Date shall immediately vest on the Termination Date and shall be exercisable in accordance with the terms of the Plan;

(iii)	Provided you first execute and deliver, and do not revoke, a General Release of Claims in a form reasonably acceptable to the Company (the “General Release”), which execution must be on June 1, 2013 or later, the Company will provide you with a lump sum severance payment in the amount of Seventy Eight Thousand Five Hundred and Fifty Four Dollars and Sixty Six Cents ($78,554.66; the “Severance Pay”), which amount is approximately equivalent to eight weeks of your base salary and a pro-rated 2013 bonus at 100% of target. Such Severance Pay shall be provided to you within thirty (30) calendar days after the expiration of the revocation period set forth in the General Release; and

(iv)

If you timely complete the election forms (which will be provided to you separately) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue receiving group medical and/or dental insurance, the Company will reimburse you for 100% of the associated COBRA premiums for a period of one (1) month. Thereafter, you may, at your own expense, continue participation in COBRA for the balance of time provided by the statute; provided, however, that the “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date.

This letter agreement — together with the Plan; the agreement evidencing the August 23, 2012 Company grant of RSUs to you; the agreement evidencing the April 24, 2012 Company Option grant to you; and the documents evidencing your 2013 Target Bonus — constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding such subject matter, including, without limitation, any offer letter agreement and/or employment agreement.

To acknowledge the retention and severance benefits described herein, please sign and return a copy of this letter agreement to Ty Howton by email or by fax to 617-812-5811 by 2 p.m. EST, May 9, 2013.

SAREPTA THERAPEUTICS, INC.

By:	/s/ David Tyronne Howton
Name: Title:	David Tyronne Howton Senior Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND AGREED

/s/ Michael A. Jacobsen
Michael A. Jacobsen Date: May 9, 2013